Exhibit 99.1

American Software Reports Preliminary First Quarter of Fiscal Year 2013 Results

Total Revenues Increase 9% and Net Earnings Increase 6%

ATLANTA--(BUSINESS WIRE)--August 29, 2012--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the first quarter of fiscal 2013, delivering a 9% increase in total revenues and a 6% increase in net earnings when compared to the same period last year. The Company has achieved 46 consecutive quarters of profitability and has distributed dividends to shareholders for 36 consecutive quarters.

Key first quarter financial highlights:

  Total revenues for the quarter ended July 31, 2012 were $25.9 million, an increase of 9% over the comparable period last year.
  Software license fee revenues for the quarter ended July 31, 2012 were $5.1 million, a decrease of 24% over the same period last year.
  Services and other revenues for the quarter ended July 31, 2012 were $12.5 million compared to $9.3 million for the same period last year, an increase of 35%.
  Maintenance revenues for the quarter ended July 31, 2012 were $8.3 million compared to $7.8 million, an increase of 8% over the same period last year.
  Operating earnings for the quarter ended July 31, 2012 were $3.7 million, an increase of 4% compared to the same period last year.
  GAAP net earnings for the quarter ended July 31, 2012 were $2.4 million or $0.09 per fully diluted share, an increase of 6% over the first quarter of fiscal 2012.
  Adjusted net earnings for the quarter ended July 31, 2012, which excludes stock-based compensation expense and amortization of acquisition-related intangibles, were $2.7 million or $0.10 per fully diluted share, an increase of 7% compared to $2.6 million or $0.10 per fully diluted share for the same period last year, which also excluded stock-based compensation expense and amortization of acquisition-related intangibles.
  Adjusted EBITDA increased 4% to $5.2 million in the quarter ended July 31, 2012, from $5.0 million in the quarter ended July 31, 2011. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income, income tax expense, stock-based compensation, and other significant non-routine operating and non-operating income and expense items, if applicable.

The Company is including EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

The overall financial condition of the Company remains strong, with no debt and with cash and investments of approximately $66.3 million as of July 31, 2012. The Company increased cash and investments by approximately $13.5 million when compared to July 31, 2011.

“We are pleased to achieve our 46th consecutive quarter of profitability, increasing revenues by 9% and net earnings by 6% over the same period last year,” stated James C. Edenfield, president and CEO of American Software. “During the quarter, we added 16 new customers, signed license agreements with customers in 10 countries and increased both services and maintenance revenues.”

“The increased visibility, efficiency and effectiveness provided by our portfolio of supply chain and enterprise applications enable manufacturing, wholesale, and specialty retail enterprises the opportunity to significantly improve cash flow, reduce inventory, increase supply chain responsiveness and accelerate the sales and operations planning process,” continued Edenfield. “Today’s global businesses must increase the emphasis on improving all facets of their supply and distribution networks to better service customers while simultaneously managing costs.”

“Our sustained profitability has allowed the Company to provide a tangible benefit to our shareholders with a quarterly dividend for more than eight years,” said Edenfield. “On August 20, 2012 our Board of Directors authorized the Company's next quarterly dividend of $0.09 per common share, which is payable on December 7, 2012 to shareholders of record at the close of business on November 16, 2012.”

Additional highlights for the first quarter of fiscal 2013 include:

Customers

  Notable new and existing customers placing orders with the Company in the first quarter include: Arbonne International, Brightstar Corporation, Drive Products, Kichler Lighting, Kimberly-Clark Corp., Kraft Foods, Landau Uniforms, Nebraska Furniture Mart, Orchard Brands, Parfumerie Versailles S.A. De C.V., Precision Dormer, SH Abbott Trading Co., VF Corporation, Virax, and XO Group.
  During the quarter, software license agreements were signed with customers located in the following 10 countries: Australia, Belgium, Canada, China, France, Mexico, Sweden, the Republic of Trinidad and Tobago, the United Kingdom, and the United States.
  Demand Management, a wholly-owned subsidiary of Logility, held the 2012 Demand Solutions User Conference in Washington, D.C. With double the prior year’s attendance, this year’s event was a great success and featured a keynote address from Oliver Wight partner and noted Sales & Operations Planning author George Palmatier. The 2012 conference theme DSCOVER was a tribute to the gala event held under the newly installed Space Shuttle Discovery outside Washington, D.C.
  Lifetime Brands, a designer, marketer and distributor of household products, received Manufacturing Executive magazine’s 2012 Manufacturing Leadership 100 Award for Information Leadership for gaining significant competitive and business benefits through its use of Demand Solutions®.
  NGC Software, a wholly-owned subsidiary of the Company, announced Hardwick Clothes, the oldest privately held domestic men’s and women’s apparel company in the United States, upgraded to the latest version of NGC’s Shop Floor Control. The software will help Hardwick centralize its production control, manage raw materials, and assure quality control.
  Alberto Makali, a contemporary luxury women’s fashion brand, selected NGC Software’s Global Enterprise Suite, an integrated PLM and ERP solution, to streamline and optimize its processes as the company continues to experience tremendous growth. Alberto Makali expects to realize benefits from the software including improved information flow, reduced operating costs and the automation of several manual processes.
  NGC Software customer Excelled Sheepskin & Leather Coat Corporation completed its implementation of NGC’s Extended PLM software across the company’s brands. Excelled has seen benefits including enhanced communication and collaboration with production, faster speed to market, and improved quality control.

Company & Technology

  Logility, a wholly-owned subsidiary of the Company, was recognized by the editors of Supply & Demand Chain Executive for the 10th year as an integral part in one of their top 100 most impactful supply chain projects of the past year. Demand Management received the award for the third year. And, for the second year, NGC Software was also selected for enabling one of the 100 most impactful supply chain projects.
  Logility was named one of 2012’s Great Supply Chain Partners by industry publication SupplyChainBrain, reflecting Logility’s significant contribution to improving its customers’ supply chains. This marks the eighth time Logility has received the award.
  Logility, Demand Management and NGC Software were all named by Inbound Logistics magazine as Top 100 Logistics IT Providers for 2012. The recognition marks the 15th consecutive year for Logility, the second year for Demand Management and the fourth year for NGC Software. The award recognizes the top technology providers who help companies solve their logistics challenges.

About American Software, Inc.

Atlanta-based American Software (NASDAQ: AMSWA) provides demand-driven supply chain management and enterprise software solutions, backed by more than 40 years of industry experience, that drive value for companies regardless of market conditions. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative solutions to optimize the supply chain. Logility Voyager Solutions™ is a complete supply chain management solution suite that features a performance monitoring architecture and provides supply chain visibility; demand, inventory and replenishment planning; sales and operations planning (S&OP); supply and inventory optimization; manufacturing planning and scheduling; transportation planning and management; and warehouse management. Logility customers include Fender Musical Instruments, Hewlett-Packard, McCain Foods, Parker Hannifin, Sigma-Aldrich, Verizon Wireless, and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers supply chain solutions to small and midsized manufacturers, distributors and retailers. Demand Management’s Demand Solutions® suite is widely deployed and globally recognized for forecasting, demand planning and point-of-sale analysis. Demand Management serves customers such as Avery Dennison Corporation, Lonely Planet and Trek Bicycle. New Generation Computing® (NGC®), a wholly-owned subsidiary of American Software, is a leading provider of PLM, supply chain management, ERP and product testing software and services for brand owners, retailers and consumer products companies. NGC customers include A|X Armani Exchange, Aeropostale, Billabong, Carter’s, Casual Male, Hugo Boss, Jos. A. Bank, Lululemon Athletica, Marchon Eyewear, and Swatfame. For more information about American Software, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, continuing U.S. and global economic uncertainty, the timing and degree of business recovery, unpredictability and the irregular pattern of future revenues, dependence on particular market segments or customers, competitive pressures, delays, product liability and warranty claims and other risks associated with new product development, undetected software errors, market acceptance of the Company’s products, technological complexity, the challenges and risks associated with integration of acquired product lines, companies and services, as well as a number of other risk factors that could affect the Company’s future performance. For further information about risks the Company could experience as well as other information, please refer to the Company's current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Inc., Demand Solutions is a registered trademark of Demand Management, Inc., and NGC and New Generation Computing, Inc. are registered trademarks of New Generation Computing. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	First Quarter Ended
	July 31,
	2012	2011	Pct Chg.
Revenues:
License	$5,082	$6,688	(24%)
Services & other	12,495	9,267	35%
Maintenance	8,337	7,754	8%
Total Revenues	25,914	23,709	9%

Cost of Revenues:
License	1,369	1,835	(25%)
Services & other	8,623	6,917	25%
Maintenance	1,912	1,765	8%
Total Cost of Revenues	11,904	10,517	13%
Gross Margin	14,010	13,192	6%
Operating expenses:
Research and development	2,969	2,554	16%
Less: capitalized development	(863)	(604)	43%
Sales and marketing	4,821	4,306	12%
General and administrative	3,110	3,116	0%
Provision for doubtful accounts	127	91	40%
Amortization of acquisition-related intangibles	125	135	(7%)

Total Operating Expenses	10,289	9,598	7%
Operating Earnings	3,721	3,594	4%
Interest Income (loss) & Other, Net	273	(13)	nm
Earnings Before Income Taxes	3,994	3,581	12%
Income Tax Expense	1,572	1,293	22%
Net Earnings	$2,422	$2,288	6%
Earnings per common share: (1)
Basic	$0.09	$0.09	0%
Diluted	$0.09	$0.09	0%

Weighted average number of common shares outstanding:
Basic	27,072	26,130
Diluted	27,567	26,788

AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	First Quarter Ended
		July 31,
	2012	2011	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$2,422	$2,288	6%
Income tax expense	1,572	1,293	22%
Interest Income & Other, Net	(273)	13	nm
Amortization of intangibles	769	784	(2%)
Depreciation	274	310	(12%)
EBITDA (earnings before interest, taxes, depreciation and amortization)	4,764	4,688	2%

Stock-based compensation	391	284	38%
Adjusted EBITDA	$5,155	$4,972	4%

EBITDA , as a percentage of revenue	18%	20%

Adjusted EBITDA , as a percentage of revenue	20%	21%

	First Quarter Ended
		July 31,
	2012	2011	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$2,422	$2,288	6%
Amortization of acquisition-related intangibles (2)	76	86	(12%)
Stock-based compensation (2)	237	181	31%
Adjusted Net Earnings	$2,735	$2,555	7%

Adjusted non-GAAP diluted earnings per share	$0.10	$0.10	0%
(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.09 and $0.09 for the three months ended July 31, 2012, respectively.
(2) - Tax affected using the effective tax rate for the three months period ended July 31, 2012 and 2011.
nm- not meaningful

American SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)
	July 31,	April 30,
	2012	2012

Cash and Short-term Investments	$59,706	$59,362
Accounts Receivable:
Billed	12,793	15,205
Unbilled	6,135	4,607
Total Accounts Receivable, net	18,928	19,812
Prepaids & Other	2,785	3,184
Deferred Tax Asset	34	34
Current Assets	81,453	82,392

Investments - Non-current	6,563	7,508

PP&E, net	4,963	4,912
Capitalized Software, net	8,029	7,791
Goodwill	12,601	12,601
Other Intangibles, net	1,118	1,263
Other Non-current Assets	86	86
Total Assets	$114,813	$116,553

Accounts Payable	$1,573	$1,042
Accrued Compensation and Related costs	2,221	5,169
Dividend Payable	2,442	2,433
Other Current Liabilities	4,658	4,198
Deferred Revenues	18,861	19,441
Current Liabilities	29,755	32,283

Deferred Tax Liability - Long term	1,112	1,240

Shareholders' Equity	83,946	83,030

Total Liabilities & Shareholders' Equity	$114,813	$116,553

CONTACT:
American Software, Inc.
Vincent C. Klinges
Chief Financial Officer
404-264-5477